Exhibit 99.1

ImmuCell

ImmuCell Announces Unaudited Financial Results for

the Year Ended December 31, 2019

For Immediate Release

PORTLAND, Maine – February 18, 2020 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), a growing animal health company that develops, manufactures and markets scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle, today announced unaudited financial results for the year ended December 31, 2019.

Product Sales Results:

●	Total product sales increased by $2,737,000, or 25%, to $13,723,000 during the year ended December 31, 2019 versus the year ended December 31, 2018.
●	Total product sales increased by $1,512,000, or 30%, to $6,602,000 during the six-month period ended December 31, 2019 versus the comparable period during 2018.
●	Total product sales increased by $695,000, or 24%, to $3,632,000 during the quarter ended December 31, 2019 versus the comparable period during 2018.
●	Sales of the First Defense® product line increased by 24% during the year and quarter ended December 31, 2019 versus the comparable periods during 2018.

Management’s Discussion:

“We believe dairy and beef producers are increasingly coming to understand our value proposition of less needles in cows and less antibiotics in calves,” commented Michael F. Brigham, President and CEO. “We are the only veterinary biologic line offering measured levels of antibody-driven immunity against bacterial and viral scours providing Immediate Immunity™ to newborn dairy and beef calves against the three most prevalent pathogens – E. coli, coronavirus and rotavirus.”

“To meet growing demand, construction of our expanded manufacturing facility to increase production capacity for the First Defense® product line is well under way,” Mr. Brigham added. “We expect to substantially complete this work on schedule around the end of the upcoming second quarter increasing our annual production capacity from approximately $18 million to approximately $27 million.”

“During the third quarter of 2019, the FDA conducted a pre-approval inspection of our Re-Tain™ Drug Substance manufacturing facility,” Mr. Brigham continued. “We have responded to the FDA’s findings without significant cost or any delay to the timeline to product approval.”

Other Financial Results:

●	Gross margin earned was 49% and 47% of product sales during the years ended December 31, 2019 and 2018, respectively.

●	Product development expenses were $3,688,000 during the year ended December 31, 2019 in comparison to $3,517,000 during the year ended December 31, 2018, an increase of approximately $171,000, or 5%.
●	Net loss was $1,296,000, or $0.19 per share, during the year ended December 31, 2019 in comparison to net loss of $2,322,000, or $0.42 per share, during the year ended December 31, 2018. The 2018 loss included a non-cash expense of $563,000 recorded during the second quarter of 2018 as a reserve against deferred tax assets.
●	Net loss was $310,000, or $0.06 per share, during the fourth quarter of 2019 in comparison to net loss of $1,052,000, or $0.19 per share, during the fourth quarter of 2018.
●	EBITDA (a non-GAAP financial measure, see page 4 of this press release) increased to approximately $1,432,000 during the year ended December 31, 2019 from approximately $88,000 during the year ended December 31, 2018.

Balance Sheet Data as of December 31, 2019:

●	Cash, cash equivalents and short-term investments increased to $8.8 million as of December 31, 2019 from $2.5 million as of December 31, 2018.
●	Net working capital increased to $10.7 million as of December 31, 2019 from $3.9 million as of December 31, 2018.
●	Stockholders’ equity increased to $29.0 million as of December 31, 2019 from $21.7 million as of December 31, 2018.

Conference Call:

Interested parties can access the conference call scheduled by the Company to review the 2019 financial results by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international) at 9:00 AM ET on Wednesday, February 19, 2020. A teleconference replay of the call will be available for seven days at (877) 344-7529 (toll free) or (412) 317-0088 (international), utilizing confirmation #10138781. Investors are encouraged to review the Company’s updated Corporate Presentation slide deck that provides an overview of the Company’s business and is available under the “Investors” tab of the Company’s website at www.immucell.com, or by request to the Company. The Company expects to file its Annual Report on Form 10-K on or about March 27, 2020.

Condensed Statements of Operations (Unaudited)

	During the Three-Month Periods Ended December 31,		During the Years Ended December 31,
(In thousands, except per share amounts)	2019	2018	2019	2018

Product sales	$3,632	$2,937	$13,723	$10,986
Costs of goods sold	1,794	1,541	6,983	5,792
Gross margin	1,838	1,396	6,740	5,194

Sales, marketing and administrative expenses	1,108	1,059	4,006	3,824
Product development expenses	972	1,263	3,688	3,517
Sale of technology	0	0	0	(700)
Operating expenses	2,080	2,322	7,694	6,641

NET OPERATING LOSS	(242)	(926)	(954)	(1,447)

Other expenses, net	72	112	314	413

LOSS BEFORE INCOME TAXES	(314)	(1,038)	(1,268)	(1,860)

Income tax (benefit) expense	(4)	14	28	462

NET LOSS	$(310)	$(1,052)	$(1,296)	$(2,322)

Basic weighted average common shares Outstanding	5,408	5,501	6,819	5,486
Basic net loss per share	$(0.06)	$(0.19)	$(0.19)	$(0.42)

Diluted weighted average common shares outstanding	5,408	5,501	6,819	5,486
Diluted net loss per share	$(0.06)	$(0.19)	$(0.19)	$(0.42)

Selected Balance Sheet Data (In thousands) (Unaudited)

	As of December 31, 2019	As of December 31, 2018

Cash, cash equivalents and short-term investments	$8,774	$2,521
Net working capital	10,694	3,856
Total assets	38,692	32,731
Stockholders’ equity	$28,991	$21,744

Non-GAAP Measures:

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this press release, however, should be considered in addition to, and not as a substitute for or superior to, the comparable measure prepared in accordance with GAAP. We believe that considering the non-GAAP income before income taxes and before certain non-cash expenses assists management and investors by looking at our performance across reporting periods on a consistent basis excluding these certain charges that are not uses of cash from our reported loss before income taxes. We start with our reported loss before income taxes because presently we are not paying cash for income taxes and do not anticipate paying cash for income taxes in the near-term future. We calculate non-GAAP income before income taxes and before certain non-cash expenses as indicated in the table below:

	During the Years Ended December 31,
(In thousands)	2019	2018

Loss before income taxes	$(1,267)	$(1,860)
Depreciation	2,248	1,502
Amortization	36	36
Stock-based compensation	313	344
Income before income taxes and certain non-cash expenses	$1,330	$22

The figures reported above differ from the calculation of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) in two significant ways. We have not added back interest expense because we do pay cash for interest. Interest expense was approximately $415,000 and $411,000 during the years ended December 31, 2019 and 2018, respectively. We have added back stock-based compensation expense because this is a non-cash expense that is not added back to the calculation of EBITDA. EBITDA increased to approximately $1,432,000 during the year ended December 31, 2019 from approximately $88,000 during the year ended December 31, 2018.

About ImmuCell:

ImmuCell Corporation's (Nasdaq: ICCC) purpose is to create scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle. ImmuCell markets First Defense®, providing Immediate Immunity™ to newborn dairy and beef livestock, and is in the late stages of developing Re-Tain™, a novel treatment for subclinical mastitis without a milk discard requirement that provides an alternative to traditional antibiotics. Press releases and other information about the Company are available at: http://www.immucell.com.

Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: our plans and strategies for our business; projections of future financial or operational performance; the timing and outcome of pending or anticipated applications for regulatory approvals; factors that may affect the dairy and beef industries and future demand for our products; the scope and timing of ongoing and future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; the expected efficacy of new products; estimates about the market size for our products; future market share of and revenue generated by current products and products still in development; our ability to increase production output and reduce costs of goods sold associated with our new product, Tri-Shield First Defense®; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the anticipated costs of (or time to complete) planned expansions of our manufacturing facilities and the adequacy of our funds available for these projects; the continuing availability to us on reasonable terms of third-party providers of critical products or services; the robustness of our manufacturing processes and related technical issues; estimates about our production capacity, efficiency and yield; the future adequacy of our working capital and the availability and cost of third-party financing; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; future cost of our variable interest rate exposure on most of our bank debt; costs associated with sustaining compliance with current Good Manufacturing Practice (cGMP) regulations in our current operations and attaining such compliance for the facility to produce the Nisin Drug Substance; implementation of international trade tariffs that could reduce the export of dairy products, which could in turn weaken the price received by our customers for their products; our effectiveness in competing against competitors within both our existing and our anticipated product markets; the cost-effectiveness of additional sales and marketing expenditures and resources; anticipated changes in our manufacturing capabilities and efficiencies; the value of our net deferred tax assets; projections about depreciation expense and its impact on income for book and tax return purposes; anticipated market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products (including the First Defense® product line and Re-Tain™), competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand, our reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making and delays by regulatory authorities, currency values and fluctuations and other risks detailed from time to time in filings we make with the SEC, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements involve risks and uncertainties and are based on our current expectations, but actual results may differ materially due to various factors, including the risk factors summarized above.

Contacts:	Michael F. Brigham, President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com

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